UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   June 5, 2008

Finlay Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25716	13-3492802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (212) 808-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In order to facilitate the satisfaction of the obligations of Finlay Enterprises, Inc. (the “Corporation”) to make awards of restricted stock units (“RSUs”) under the Finlay Enterprises, Inc. Executive Deferred Compensation and Stock Purchase Plan, as amended (the “Executive Plan”) and the Finlay Enterprises, Inc. Director Deferred Compensation and Stock Purchase Plan (the “Director Plan”), and as a result of the unavailability of shares of the Corporation’s common stock (“Common Stock”) under the Corporation’s 2007 Long Term Incentive Plan (the “2007 LTIP”), the Corporation’s Board of Directors (the “Board”) approved the Corporation’s repurchase of Arthur E. Reiner’s option to acquire 40,000 shares of Common Stock granted to Mr. Reiner on February 16, 2000 with a per share exercise price of $12.75 (the “Repurchased Options”). Following the Board’s approval, the Corporation entered into a letter agreement with Mr. Reiner dated June 5, 2008 setting forth the terms of the repurchase and cancellation of the Repurchased Options (the “Letter Agreement”). Pursuant to the Letter Agreement, the Corporation has paid to Mr. Reiner $40.00, less applicable withholding taxes, in exchange for the immediate cancellation of the Repurchased Options.

The foregoing description of the Letter Agreement is only a summary and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 8.01. Other Events.

On May 22, 2008, as a result of the unavailability of shares of Common Stock under the 2007 LTIP necessary to satisfy the Corporation’s obligations under the Executive Plan and the Director Plan, the Board authorized the Corporation to amend each of the Executive Plan and Director Plan (collectively, the “Plans”). Each of the Plans was amended effective as of May 22, 2008 to reflect that the Corporation may delay crediting of the awards of RSUs payable under the Plans until the requisite number of shares of Common Stock are available under the 2007 LTIP.

Pursuant to the amendments which were executed on June 5, 2008, no new deferrals agreements may be entered into under the Plans, and any existing deferral agreements will remain in full force and effect, except that, in accordance with the transition guidance under Section 409A of the Internal Revenue Code: (1) with respect to the Executive Plan, deferral agreements regarding the 2008 bonus payable on April 25, 2009, will be effectively cancelled, and such bonus amounts will be paid to the participants on April 25, 2009 in cash; and (2) with respect to the Director Plan, cash (rather than RSUs), will be paid for eligible director's fees deferred with respect to the third and fourth quarters of the fiscal year ending January 31, 2009, and such cash amounts will be paid to the directors on February 2, 2009. Effective May 22, 2008, no matching awards will be made under the Plans.

Additionally, each of the Plans was amended as necessary to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder.

The foregoing description of the amendments to the Executive Plan and the Director Plan is only a summary and is qualified in its entirety by reference to the full text of the amendments, copies of which are attached as Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Consents

The Corporation will obtain a consent from each of the affected participants under the Executive Plan with respect to the effective cancellation of his or her deferral agreement for the bonus payable on April 25, 2009, and under the Director Plan with respect to the cash award payments being made on February 2, 2009 for the third and fourth quarters of the fiscal year ending January 31, 2009.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter agreement dated June 5, 2008, from Finlay Enterprises, Inc. to Arthur E. Reiner.

10.2	Amendment No. 4, effective as of May 22, 2008, to the Finlay Enterprises, Inc. Executive Deferred Compensation and Stock Purchase Plan.

10.3	Amendment No. 1, effective as of May 22, 2008, to the Finlay Enterprises, Inc. Director Deferred Compensation and Stock Purchase Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY ENTERPRISES, INC.

Date: June 6, 2008	By:/s/ Bruce E. Zurlnick
Bruce E. Zurlnick
Senior Vice President, Treasurer and Chief Financial Officer